Exhibit 10.1

KRATON POLYMERS US LLC

BENEFITS RESTORATION PLAN

(Amended and Restated Effective as of January 1, 2013)

KRATON POLYMERS US LLC

BENEFITS RESTORATION PLAN

(Amended and Restated Effective as of January 1, 2013)

i

ARTICLE III PARTICIPANT ACCOUNTS AND CREDITING		7
3.1	Participant Accounts	7
3.2	Deferral Contributions and Company Matching Contributions	7
3.3	Company Enhanced Contributions	8
3.4	Crediting of Earnings, Gains and Losses	8
3.5	Value of Account	8
3.6	Good Faith Valuation Binding	8

ARTICLE IV INVESTMENT FUNDS		9
4.1	Selection by Committee	9
4.2	Participant Direction of Deemed Investments	9

ARTICLE V VESTING AND DISTRIBUTION OF ACCOUNT BALANCES		10
5.1	Vesting	10
5.2	Distribution of Account Balance	10
5.3	Prior Plan Contributions	10
5.4	Beneficiary Designation	10
5.5	Taxes	11
5.6	Errors and Omissions in Accounts	11
5.7	Acceleration of Benefits	11

ARTICLE VI CLAIMS		12
6.1	Rights	12
6.2	Procedure	12
6.3	Appeal	12
6.4	Satisfaction of Claims	12
6.5	Limitations	13

ARTICLE VII SOURCE OF FUNDS; TRUST		14
7.1	Source of Funds	14
7.2	Trust	14

ARTICLE VIII EMPLOYEE BENEFITS COMMITTEE		15
8.1	Action	15
8.2	Rights and Duties	15
8.3	Compensation, Indemnity and Liability	16
8.4	Designation of Participating Companies	16

ARTICLE IX AMENDMENT AND TERMINATION		17
9.1	Amendments	17
9.2	Termination of the Plan	17

ARTICLE X MISCELLANEOUS		18
10.1	Taxation	18
10.2	No Employment Contract	18
10.3	Headings	18
10.4	Gender and Number	18

ii

10.5	Successors	18
10.6	Assignment of Benefits	18
10.7	Entire Plan	18
10.8	Legally Incompetent	19
10.9	Notice	19
10.10	Governing Law	19

APPENDIX A

iii

KRATON POLYMERS US LLC

BENEFITS RESTORATION PLAN

(Amended and Restated Effective as of January 1, 2013)

Effective as of the 1st day of January, 2013, Kraton Polymers US LLC, a Delaware limited liability company (the “Company”), hereby amends and restates the Kraton Polymers U.S. LLC Deferred Compensation and Restoration Plan and renames the plan the Kraton Polymers US LLC Benefits Restoration Plan (the “Plan”).

BACKGROUND AND PURPOSE

A. Background. Effective as of January 1, 2002, the Company established the Plan to provide key management employees an opportunity to (i) elect to defer a portion of their compensation and (ii) receive employer matching contributions and employer enhanced contributions to the extent that such contributions cannot be made for such employees under the KRATON Savings Plan of KRATON Polymers U.S. LLC (the “Savings Plan”), a plan qualified under Sections 401(a) and 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”), due to certain Code limits that apply to Savings Plan contributions and benefits (“Employer Contributions”).

B. Purpose. The Company desires to amend and restate the Plan, effective as of January 1, 2013, to allow its designated key management employees an opportunity to (i) elect to defer a portion of their compensation in excess of the compensation limit under Code Section 401(a)(17), as such limit is adjusted for cost-of-living increases, and (ii) receive Employer Contributions based on their compensation in excess of such compensation limit.

C. Type of Plan. The Plan constitutes an unfunded, nonqualified deferred compensation plan that benefits certain designated employees who are within a select group of key management or highly compensated employees. The Plan is intended to qualify for the exemptions provided under Title I of the Employee Retirement Income Security Act of 1974, as amended, for plans that are not tax-qualified and that are maintained primarily to provide deferred compensation for a select group of management or highly compensated employees.

ARTICLE I

DEFINITIONS

For purposes of the Plan, the following terms, when capitalized, shall have the meanings set forth below unless a different meaning plainly is required by the context.

1.1 Account shall mean, with respect to a Participant or Beneficiary, the total dollar amount or value evidenced by the last balance posted in accordance with the terms of the Plan to the account established for such Participant or Beneficiary. Separate sub-accounts attributable to Deferral Contributions, Company Matching Contributions and Company Enhanced Contributions (if any) made for each Plan Year will be maintained within the Participant’s Deferral Contribution Account, Company Matching Contribution Account and Company Enhanced Contribution Account. Separate sub-accounts attributable to Prior Plan Contributions, if any, and the earnings, gains and losses attributable thereto, will be maintained within a Participant’s or Beneficiary’s Account, as applicable.

1.2 Affiliate shall mean (i) any corporation or other entity that is required to be aggregated with the Company under Code Section 414(b), (c), (m) or (o), and (ii) any other entity in which the Company has an ownership interest and which the Company designates as an Affiliate for purposes of the Plan.

1.3 Beneficiary shall mean such natural person or persons or the trustee of an inter vivos trust for the benefit of natural persons entitled to benefits hereunder following a Participant’s death.

1.4 Board shall mean the Board of Directors of the Company.

1.5 Business Day shall mean any day other than a Saturday, Sunday or any day other than days on which the New York Stock Exchange is closed for business.

1.6 Code shall mean the Internal Revenue Code of 1986, as amended.

1.7 Committee shall mean the Employee Benefits Committee or such other committee appointed by the Board to act as administrator of the Plan and to perform the duties described in Article VIII.

1.8 Company shall mean Kraton Polymers US LLC, a Delaware limited liability company, and its successors.

1.9 Company Contributions shall mean Company Matching Contributions and/or Company Enhanced Contributions.

1.10 Company Enhanced Contributions shall mean the contributions made by the Company as described in Section 3.3.

1.11 Company Enhanced Contribution Percentage for each Plan Year, shall mean the enhanced employer contribution formula under the Savings Plan as applicable with respect to a Participant under the terms of the Savings Plan, as in effect on the first day of the applicable Plan Year.

1.12 Company Matching Contributions shall mean the contributions made by the Company as described in Section 3.2(b).

1.13 Company Matching Contribution Percentage for each Plan Year, shall mean the employer matching contribution percentage (within the meaning of Code Section 401(m)) as in effect under the Savings Plan on the first day of the applicable Plan Year.

1.14 Compensation for each Plan Year, shall mean wages, as defined in Code Section 3401(a), and all other compensation paid by a Participating Company to an Employee (and as reported as required under Code Sections 6041(d) and 6051(a)(3)), excluding amounts paid for overtime, commissions, severance payments, bonuses, the value of any qualified or non-qualified stock options to the extent such option is includable in gross income, reimbursements or other expense allowances, fringe benefits (cash and non-cash), moving expenses, deferred compensation and welfare benefits, but including amounts that are not includable in the gross income of the Employee under Code Section 125, 132(f)(4), 402(e)(3), 402(h) or 403(b), and shall be determined without regard to any rules under Code Section 3401(a) that limit the remuneration included in wages based on the nature or location of the employment or the services performed.

1.15 Deferral Contributions shall mean a portion of a Participant’s Eligible Compensation that is deferred under the Plan pursuant to Section 3.2(a).

1.16 Deferral Election shall mean a written, electronic or other form of election prescribed by the Committee pursuant to which a Participant elects to make Deferral Contributions as provided in Article II.

1.17 Effective Date shall mean January 1, 2013.

1.18 Eligible Compensation shall mean the portion of a Participant’s Compensation that is not eligible compensation under the Savings Plan due to the compensation limit under Code Section 401(a)(17), as such limit is adjusted for cost-of-living increases, for a Plan Year.

1.19 Eligible Employee shall mean, for a Plan Year, an Employee who (i) is within a select group of key management or highly compensated employees and (ii) is selected for participation in the Plan by the Committee.

1.20 Employee shall mean an employee of a Participating Company who is a U.S. citizen (including an expatriate) or U.S. resident.

1.21 ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended.

1.22 Investment Election shall mean an election, made in such form as the Committee may direct, pursuant to which a Participant may elect the Investment Funds in which the amounts credited to his or her Account shall be deemed to be invested.

1.23 Investment Funds shall mean the investment funds available under the Savings Plan and/or such other investment funds that may be selected from time to time by the Committee for purposes of determining the rate of return on amounts deemed invested pursuant to the terms of the Plan.

1.24 Maximum Deferral Percentage shall mean the maximum percentage (in effect as of the first day of a Plan Year) of a Participant’s eligible compensation under the Savings Plan for which the Participant will receive employer matching contributions under the Savings Plan.

1.25 Participant shall mean an Eligible Employee who participates in the Plan pursuant to the provisions of Article II or a person who otherwise has an Account under the Plan.

1.26 Participating Company shall mean the Company and its Affiliates that are designated by the Committee as Participating Companies as described in Section 8.4 and set forth on Appendix A of the Plan.

1.27 Plan shall mean the Kraton Polymers US LLC Benefits Restoration Plan, amended and restated effective as of January 1, 2013, as amended thereafter from time to time.

1.28 Plan Year shall mean the 12-month period ending on December 31st of each year.

1.29 Prior Plan shall mean the Kraton Polymers U.S. LLC Deferred Compensation and Restoration Plan, as in effect immediately prior to January 1, 2013.

1.30 Prior Plan Contributions shall mean amounts contributed to the Prior Plan by individuals or Participating Companies for services provided to Participating Companies prior to January 1, 2013.

1.31 Savings Plan shall mean the KRATON Savings Plan of KRATON Polymers U.S. LLC as in effect from time to time.

1.32 Separation from Service shall mean a “separation from service” within the meaning of Code Section 409A(a)(2)(A)(i) and Treasury Regulation § 1.409A-1(h) (or any successor regulations or guidance thereto), including separation due to death.

1.33 Valuation Date shall mean each Business Day; provided, however, that the value of an Account on a day other than a Business Day shall be the value determined for the immediately preceding Business Day.

ARTICLE II

ELIGIBILITY AND PARTICIPATION

2.1 Eligibility.

(a) Annual Participation. Prior to the beginning of each Plan Year, the Committee or its designee shall designate the Eligible Employees who are eligible to receive Company Contributions for such Plan Year; provided, however, that in order to receive Company Matching Contributions for a Plan Year, an Eligible Employee must satisfy the Deferral Election procedures described in Section 2.2. Such designated Eligible Employees who receive Company Contributions shall be Participants in the Plan.

(b) Interim Plan Year Participation. An Employee who (i) first becomes eligible to participate in the Plan during a Plan Year and (ii) is designated by the Committee an Eligible Employee within 30 days of the date the Employee first becomes eligible to participate in the Plan shall be eligible to participate in the Plan for the remainder of such Plan Year, as determined by the Committee, in its discretion; provided, however, that such Employee is not otherwise eligible for, or a participant in, a “plan” which is aggregated with the Plan for purposes of Code Section 409A and otherwise satisfies the requirements of Treasury Regulation § 1.409A-2(a)(7). With respect to Company Enhanced Contributions, such individual shall be a Participant as of the date designated by the Committee; provided, however, that in all events such date is within 30 days following the date the Employee first becomes an Eligible Employee. Such individual shall be eligible to receive Company Matching Contributions if he or she satisfies the Deferral Election procedures described in Section 2.2; provided, however, that in all events such procedures must be satisfied within 30 days following the date the Employee first becomes an Eligible Employee. For purposes of this Section 2.1(b), such Participant’s Company Contributions shall only apply with respect to Eligible Compensation earned after such designation and election, as applicable.

2.2 Deferral Election. In order for an Eligible Employee to make Deferral Contributions for a Plan Year (or interim Plan Year as provided in Section 2.1(b)), the Eligible Employee shall complete the Deferral Election, indicating the portion of the Eligible Employee’s Eligible Compensation to be deferred for the Plan Year, and such other forms, as may be prescribed by the Committee prior to January 1st of such Plan Year or such earlier date as required by the Committee (or, in the case of an interim Plan Year, within the 30-day period described in Section 2.1(b)). The Deferral Election and/or such forms may also include the Eligible Employee’s acceptance of the terms and conditions of the Plan and the designation of a Beneficiary in accordance with the terms of the Plan to receive any death benefits payable hereunder. The Deferral Election of a Participant who is an Eligible Employee for a portion of a Plan Year pursuant to Section 2.1(b) shall be effective only with respect to Eligible Compensation paid for services to be performed after such election is made and the procedures described in this Section 2.2 are satisfied. An Eligible Employee who fails to timely satisfy the procedures described in this Section 2.2 shall not be eligible to make Deferral Contributions and receive Company Matching Contributions thereon for such Plan Year. Except as provided below, a Participant’s Deferral Election shall be effective only for the Plan Year for which is applied and shall automatically terminate at the end of such Plan Year. If the Participant is an

Eligible Employee for a subsequent Plan Year, he or she must timely make another Deferral Election for such subsequent Plan Year. The foregoing notwithstanding, the Committee may cancel a Participant’s Deferral Election after the beginning of a Plan Year for which it applies for the remainder of such Plan Year if the Committee determines that the Participant has incurred an Unforeseeable Emergency, within the meaning of Treasury Regulation § 1.409A-3(i)(3)(i) (or any successor regulations or guidance thereto), in accordance with Treasury Regulation § 1.409A-3(j)(4)(viii) (or any successor regulations or guidance thereto), with such cancellation to apply to Eligible Compensation not earned as of the effective date of the cancellation of the Deferral Election.

2.3 Cessation of Active Participation. A Participant who ceases to be an Employee shall cease to be eligible to make or receive any contributions under the Plan as of his or her Separation from Service date. The Committee may remove an Employee from active Participant status for any subsequent Plan Year at any time prior to the first day of such Plan Year (which includes the Committee not designating the Participant as an Eligible Employee for such Plan Year). If a Participant’s active participation in the Plan ends, such Participant shall remain an inactive Participant in the Plan until the earlier of (i) the date the full amount of his or her Account is distributed from the Plan, or (ii) the date he or she again becomes an Eligible Employee and recommences participation in the Plan as an active Participant. During the period of time that a person is an inactive Participant in the Plan, his or her Account shall continue to be credited with earnings, gains and losses as provided in Section 3.4.

ARTICLE III

PARTICIPANT ACCOUNTS AND CREDITING

3.1 Participant Accounts.

(a) Establishment of Accounts. The Committee shall establish and maintain an Account on behalf of each Participant. To the extent provided herein, each Participant’s Account shall be credited with Deferral Contributions, Company Matching Contributions and Company Enhanced Contributions, along with the earnings, gains and losses attributable to such amounts based upon the Participant’s Investment Elections, and shall be debited by the amount of all distributions under the Plan. Each Participant’s Account shall be maintained until the value thereof has been distributed to or on behalf of such Participant or his or her Beneficiary.

(b) Nature of Contributions and Accounts. The amounts credited to a Participant’s Account shall be represented solely by bookkeeping entries. No monies or other assets shall actually be set aside for such Participant, and all payments to a Participant under the Plan shall be made from the general assets of the Company, except as may be provided under Section 7.2.

(c) General Creditors. Any assets which may be acquired by the Company in anticipation of its obligations under the Plan shall be part of the general assets of the Company. The Company’s obligation to pay benefits under the Plan constitutes a mere promise of the Company to pay such benefits, and a Participant or Beneficiary shall be and remain no more than an unsecured, general creditor of the Company (and of the Participating Companies).

3.2 Deferral Contributions and Company Matching Contributions.

(a) If a Participant makes a timely Deferral Election for a Plan Year as provided in Article II, then for such Plan Year the Participant may elect to make Deferral Contributions that reduce his or her Eligible Compensation by a specified percentage (in whole percentages) of between 1% and the Participant’s Maximum Deferral Percentage and the Company will credit such Deferral Contributions to the Participant’s Deferral Contribution Account. Except as otherwise provided in this Section 3.2, the Deferral Election shall be effective to defer Eligible Compensation relating to services performed in the Plan Year beginning after the Plan Year in which the Participant executes his or her election. Except as provided in Section 2.2, a Participant’s election to make Deferral Contributions shall be irrevocable as of December 31st of the Plan Year immediately prior to the applicable Plan Year or such earlier date as prescribed by the Committee.

(b) For each Plan Year that a Participant elects to make Deferral Contributions, the Company shall credit Company Matching Contributions to a Participant’s Company Matching Contribution Account in an amount equal to the product of (i) the Participant’s Deferral Contributions elected in subsection (a) above for the Plan Year, multiplied by (ii) the Company Matching Contribution Percentage in effect for the Plan Year; provided, however, that such Participant is an Employee as of the date the contribution is credited to his or her Account.

3.3 Company Enhanced Contributions. For each Plan Year, the Company shall credit Company Enhanced Contributions to a Participant’s Company Enhanced Contribution Account in an amount, if any, equal to the product of (i) Participant’s Eligible Compensation for the Plan Year; multiplied by (ii) the Participant’s Company Enhanced Contribution Percentage; provided, however, that such Participant is an Employee as of the date the contribution is credited to his or her Account.

3.4 Crediting of Earnings, Gains and Losses. Each Participant’s Account shall be credited with earnings, gains and/or losses based upon Investment Elections made by the Participant in accordance with Article IV and any investment procedures adopted by the Committee.

3.5 Value of Account. The value of a Participant’s Account as of any date shall be equal to the aggregate value of all contributions and all investment earnings, gains and losses deemed credited to his or her Account as of the Valuation Date coinciding with or immediately preceding such date, less any amounts distributed since the preceding Valuation Date, determined in accordance with this Article III. As of each Valuation Date, the Committee shall debit each Participant’s Account for any amount distributed from such Account since the immediately preceding Valuation Date.

3.6 Good Faith Valuation Binding. In determining the value of the Accounts, the Committee shall exercise its best judgment, and all such determinations of value (in the absence of bad faith) shall be binding upon all Participants and their Beneficiaries.

ARTICLE IV

INVESTMENT FUNDS

4.1 Selection by Committee. The Committee shall select the Investment Funds for purposes of determining the rate of return on amounts in the Participants’ Accounts deemed invested in accordance with the terms of the Plan. The Committee, in its sole discretion, may change, add or remove Investment Funds on a prospective basis at any time and in any manner it deems appropriate (and without notice).

4.2 Participant Direction of Deemed Investments. Each Participant generally may direct the manner in which his or her Account shall be deemed invested in and among the Investment Funds. Any Participant investment directions permitted hereunder shall be made in accordance with the following terms:

(a) Nature of Participant Direction. The selection of Investment Funds by a Participant shall be for the sole purpose of determining the rate of return to be credited to his or her Account, and shall not be treated or interpreted in any manner whatsoever as a requirement or direction to actually invest assets in any Investment Fund or any other investment media. The Plan, as an unfunded, nonqualified deferred compensation plan, at no time shall have any actual investment of assets relative to the benefits or Accounts hereunder.

(b) Investment of Contributions. Each Participant may make an Investment Election prescribing the percentage of his or her existing Account or the future contributions thereto that will be deemed invested in each Investment Fund. An initial Investment Election of a Participant shall be made as of the date the Participant commences participation in the Plan and shall apply to all contributions credited to such Participant’s Account after such date. A Participant may make subsequent Investment Elections as of any Valuation Date, and each such election shall apply to the Participant’s existing Account or all future contributions credited to the Participant’s Account, as elected by the Participant, after the Committee has a reasonable opportunity to process the election pursuant to such procedures as the Committee may determine from time to time. Subject to the provisions of Section 4.1, an Investment Election made pursuant to this subsection shall remain effective until changed by the Participant. If a Participant fails to make an Investment Election (or fails to make a valid or complete Investment Election), then the amounts contributed to the Participant’s Account will be deemed invested in the default Investment Fund(s).

(c) Committee’s Administrative Discretion. The Committee shall have complete discretion to adopt and revise procedures to be followed in making Investment Elections. Such procedures may include, but are not limited to, the process of making elections, the permitted frequency of making elections, the incremental size of elections, the contribution types to which such elections apply, the deadline for making elections and the effective date of such elections. Any procedures adopted by the Committee that are inconsistent with the deadlines or procedures specified in this Section 4.2 shall supersede such provisions of this Section without the necessity of a Plan amendment.

ARTICLE V

VESTING AND DISTRIBUTION OF ACCOUNT BALANCES

5.1 Vesting. A Participant shall at all times be fully vested in his or her Deferral Contributions, Company Matching Contributions and Company Enhanced Contributions, and the earnings, gains and losses attributable thereto credited to his or her Account with respect to such contributions.

5.2 Distribution of Account Balance. Except as provided in Section 5.3 regarding a Participant’s Prior Plan Contributions (and the earnings, gains and losses attributable thereto), a Participant’s entire Account balance shall be paid in cash in a lump sum payment to the Participant (or, in the event of the Participant’s death, his or her Beneficiary) on the date that is 183 days after the date of the Participant’s Separation from Service.

5.3 Prior Plan Contributions.

(a) Prior Plan Provisions Continue to Apply. A Participant’s Prior Plan Contributions (and the earnings, gains and losses attributable thereto) shall continue to be subject to the terms and conditions of the Prior Plan as in effect at the time such amounts were contributed, including, but not limited to, the applicable Prior Plan distribution timing and form of payment provisions.

(b) Delay of Distribution to Specified Employees. Notwithstanding any Prior Plan provision to the contrary, in the case of a Participant who has been identified by the Committee, in its sole discretion, as a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i) as of the date of his or her Separation from Service, a distribution paid under the Plan by reason of the Participant’s Separation from Service (other than due to death) that would be paid during the six-month period commencing after such Participant’s date of Separation from Service shall be delayed until the date that is the earlier of (i) 183 days after the date the Participant has incurred a Separation from Service or (ii) the date of the Participant’s death. Payments delayed pursuant to this Section 5.3(b) shall be paid without interest for such delay in payment, but such Prior Plan Contributions shall continue to be adjusted for earnings, gains and losses attributable thereto during such delay period based on the Participant’s investment direction.

5.4 Beneficiary Designation.

(a) General. A Participant shall designate to the Committee, in the form and manner prescribed by the Committee, the Beneficiary or Beneficiaries to receive his or her Account balance following his or her death, and the Participant may at any time change or cancel any such designation by filing a request in the form and manner prescribed by the Committee.

(b) No Designation. In the event of the death of any Participant, the entire amount in the Account of such Participant shall be distributed to the Participant’s Beneficiary, or if there is no Beneficiary, payment will be made to the executor or legal representative of the Participant’s estate. If the Beneficiary does not predecease the Participant, but dies prior to distribution of the Participant’s entire benefit, the remaining benefit will be paid to the executor or legal representative of the Beneficiary’s estate.

5.5 Taxes. If the whole or any part of any Participant’s or Beneficiary’s benefit hereunder shall become subject to any estate, inheritance, income, employment or other tax which the Participating Company shall be required to pay or withhold, the Participating Company shall have the full power and authority to withhold and pay such tax out of any monies or other property held for the account of the Participant or Beneficiary whose interests hereunder are so affected (including, without limitation, by reducing and offsetting the Participant’s or Beneficiary’s Account balance). Prior to making any payment, the Participating Company may require such releases or other documents from any lawful taxing authority as it shall deem necessary.

5.6 Errors and Omissions in Accounts. If an error or omission is discovered in the Account of a Participant or Beneficiary, the Committee, in its sole discretion, shall cause appropriate, equitable adjustments to be made as soon as administratively practicable following the discovery of such error or omission.

5.7 Acceleration of Benefits. Notwithstanding any other provision of the Plan to the contrary, in no event shall the Plan permit the acceleration of the time or schedule of any payment or distribution under the Plan, except that the Committee may accelerate a payment or distribution under the Plan as follows:

(i) to fulfill a domestic relations order, as provided in Treasury Regulation § 1.409A-3(j)(4)(ii) (or any successor regulations or guidance thereto);

(ii) to comply with a certificate of divestiture, as provided in Treasury Regulation § 1.409A-3(j)(4)(iii) (or any successor regulations or guidance thereto); or

(iii) to pay employment taxes on such deferred compensation, as provided in Treasury Regulation § 1.409A-3(j)(4)(vi) (or any successor regulations or guidance thereto).

ARTICLE VI

CLAIMS

6.1 Rights. If a Participant or Beneficiary has any grievance, complaint or claim concerning any aspect of the operation or administration of the Plan, including, but not limited to, claims for benefits, the Participant or Beneficiary shall submit the claim in accordance with the procedures set forth in this Article VI.

6.2 Procedure. Claims for benefits under the Plan may be filed in writing with the Committee on a form or in such other written documents as the Committee may prescribe. The Committee shall furnish to the claimant written notice of the disposition of a claim within 90 days after the claim therefor is filed; provided, however, that if special circumstances require an extension of time for processing the claim, the Committee shall furnish written notice of the extension to the claimant prior to the end of the initial 90-day period, and such extension shall not exceed one additional, consecutive 90-day period. In the event the claim is denied, the notice of the disposition of the claim shall provide the specific reasons for the denial, citations of the pertinent provisions of the Plan, an explanation as to how the claimant can perfect the claim and/or submit the claim for review (where appropriate), and a statement of the claimant’s right to bring a civil action under ERISA pursuant to mandatory arbitration following an adverse determination on review.

6.3 Appeal. Any Participant or Beneficiary who has been denied a benefit shall be entitled, upon request to the Committee, to appeal the denial of his or her claim. The claimant (or his or her duly authorized representative) may review pertinent documents related to the Plan and in the Committee’s possession in order to prepare the appeal. The request for review, together with a written statement of the claimant’s position, must be filed with the Committee no later than 60 days after receipt of the written notification of denial of a claim provided above. The Committee’s decision shall be made within 60 days following the filing of the request for review and shall be communicated in writing to the claimant; provided, if special circumstances require an extension of time for processing the appeal, the Committee shall furnish written notice of the extension to the claimant prior to the end of the initial 60-day period, and such extension shall not exceed one additional 60-day period. If unfavorable, the notice of the decision shall explain the reasons for denial, indicate the provisions of the Plan or other documents used to arrive at the decision and state the claimant’s right to bring a civil action under ERISA.

6.4 Satisfaction of Claims. Any payment to a Participant or Beneficiary, all in accordance with the provisions of the Plan, shall to the extent thereof be in full satisfaction of all claims hereunder against the Committee and all Participating Companies, any of which may require such Participant or Beneficiary as a condition to such payment to execute a receipt and release therefor in such form as shall be determined by the Committee or the Participating Companies. If a receipt and release is required and the Participant or Beneficiary (as applicable) does not provide such receipt and release in a timely enough manner to permit a timely distribution in accordance with the general timing of distribution provisions in the Plan, the payment of any affected distribution(s) may be delayed until the Committee or the Participating Companies receives a proper receipt and release.

6.5 Limitations. Benefits under the Plan will be paid only if the Committee decides in its discretion that a Participant or Beneficiary is entitled to benefits. Notwithstanding the foregoing or any provision of the Plan or the Prior Plan to the contrary, a Participant must exhaust all administrative remedies set forth in this Article VI or otherwise established by the Committee before bringing any action at law or equity. Any claim based on a denial of a claim under the Plan or the Prior Plan must be brought no later than the date which is two years after the date of the final denial of a claim under Section 6.3. Any claim not brought within such time shall be waived and forever barred.

ARTICLE VII

SOURCE OF FUNDS; TRUST

7.1 Source of Funds. Except as provided in Section 7.2 relating to the establishment of a trust (“Trust”), the Company shall provide the benefits described in the Plan from its general assets. To the extent that funds in a Trust allocable to the benefits payable under the Plan are sufficient, the Trust assets may be used to pay benefits under the Plan. If such Trust assets are not sufficient to pay all benefits due under the Plan, then the Company shall have the obligation, and the Participant or Beneficiary who is due such benefits shall look to the Company to provide such benefits. Notwithstanding the foregoing, the Company, in its sole discretion, shall have the authority to allocate the total liability to pay benefits under the Plan among the Participating Companies in such manner and amounts as it deems appropriate.

7.2 Trust. If the Company and a trustee (the “Trustee”) entered into an agreement (the “Trust Agreement”) to establish the Trust, the following provisions shall apply:

(a) Establishment. The Company shall transfer the funds necessary to fund benefits accrued hereunder to the Trustee to be held and administered by the Trustee pursuant to the terms of the Trust Agreement. Except as otherwise provided in the Trust Agreement, each transfer into the Trust Fund shall be irrevocable as long as the Company has any liability or obligations under the Plan to pay benefits, such that the Trust property is in no way otherwise subject to use by the Company; provided, it is the intent of the Company that the assets held by the Trust are and shall remain at all times subject to the claims of the general creditors of the Company.

(b) Distributions. Pursuant to the Trust Agreement, the Trustee shall make payments to Participants and Beneficiaries in accordance with a payment schedule provided by the Company. The Company shall make provisions for the reporting and withholding of any federal, state or local taxes that may be required to be withheld with respect to the payment of benefits pursuant to the terms of the Plan and shall pay amounts withheld to the appropriate taxing authorities.

(c) Status of the Trust. No Participant or Beneficiary shall have any interest in the assets held by the Trust or in the general assets of the Company (or the Participating Companies) other than as a general, unsecured creditor. Accordingly, the Company shall not grant a security interest in the assets held by the Trust in favor of the Participants, Beneficiaries or any creditor.

ARTICLE VIII

EMPLOYEE BENEFITS COMMITTEE

8.1 Action. The Committee shall be organized and shall take action in a manner provided under the Committee’s Charter or By-Laws or such other rules as may from time to time be adopted by or for the Committee.

8.2 Rights and Duties. The Committee shall administer the Plan and shall have all the powers necessary to accomplish that purpose, including (but not limited to) the following:

(a) To construe, interpret and administer the Plan;

(b) To make determinations required by the Plan, including the eligibility of any person to participate in the Plan, and to maintain records regarding Participants’ and Beneficiaries’ benefits hereunder;

(c) To compute and certify to each Participating Company the amount and kinds of benefits payable to Participants and Beneficiaries, and to determine the time and manner in which such benefits are to be paid;

(d) To determine the person or persons to whom such benefits will be paid;

(e) To authorize all disbursements by each Participating Company pursuant to the Plan;

(f) To maintain all the necessary records of the administration of the Plan;

(g) To make and publish such rules as it deems necessary or proper for the efficient administration of the Plan as are not inconsistent with the terms hereof;

(h) To have all powers elsewhere conferred upon it;

(i) To appoint a Trustee hereunder;

(j) By written instrument, to allocate and delegate its responsibilities, including to any other committee, individuals, or entities from time to time, the performance of any of its duties or responsibilities hereunder;

(k) To administer the claims and review procedures specified in Article VI; and

(l) To hire agents, accountants, actuaries, consultants and legal counsel to assist in operating and administering the Plan.

The Committee shall have the exclusive right to construe and interpret the Plan, to decide all questions of eligibility for benefits and to determine the amount of such benefits, and its decisions on such matters shall be final and conclusive on all Participants, Beneficiaries and other parties.

8.3 Compensation, Indemnity and Liability. The Committee and its members shall serve as such without bond and without compensation for services hereunder. All expenses of the Committee shall be paid by the Participating Companies. No member of the Committee shall be liable for any act or omission of any other member of the Committee, or for any act or omission on his or her own part, excepting his or her own willful misconduct. Without limiting the generality of the foregoing, any such decision or action taken by the Committee in reliance upon any information supplied to it by an officer of the Company, the Company’s legal counsel, or the Company’s independent accountants in connection with the administration of the Plan shall be deemed to have been taken in good faith. The Participating Companies shall indemnify and hold harmless the Committee and each member from and against any and all damages, losses, expenses and liabilities, including reasonable legal fees and expenses, arising out of his or her membership on the Committee and administration of the Plan, except to the extent that the effects and consequences of such personal acts, omissions or conduct result from willful misconduct.

Moreover, each Participant, by executing a participation form and becoming a Participant hereunder, acknowledges and agrees to indemnify and hold harmless the Committee, its members and the Participating Companies from and against any and all damages, losses, expenses and liabilities, including reasonable legal fees and expenses, arising from third-party claims or disputes related to or involving the Participant’s interest in the Plan (including, without limitation, tax liens and levies, creditors’ claims, garnishment and bankruptcy proceedings, and proceedings in domestic relations), except to the extent that the effects and consequences of such personal acts, omissions or conduct result from willful misconduct.

8.4 Designation of Participating Companies. The Committee may designate any Affiliate as a Participating Company by written instrument delivered to the Company, the Trustee (if any), and the designated Affiliate, with such Participating Companies set forth on Appendix A of the Plan. Such written instrument shall specify the effective date of such designated participation and shall become, as to such designated Affiliate and its employees, a part of the Plan. Each designated Affiliate shall be conclusively presumed to have consented to its designation and to have agreed to be bound by the terms of the Plan and any and all amendments thereto with respect to its Eligible Employees and Participants upon its submission of information to the Committee required by the terms of or with respect to the Plan or upon making a contribution pursuant to the terms of the Plan. Each designated Affiliate shall authorize and designate the Company as its agent to act for it in all transactions affecting the administration of the Plan and shall authorize and designate the Committee to act for such Affiliate and its Eligible Employees and Participants in the same manner in which the Committee may act for the Company and its Eligible Employees and Participants hereunder. The Committee may revoke the designation of any Affiliate as a Participating Company by written instrument delivered to the Company, the Trustee (if any), and the designated Affiliate (and Appendix A shall be amended to reflect the same), with such revocation effective as provided in such written instrument (and consistent with Code Section 409A). On and after the effective date of such revocation, the Affiliate’s employees shall no longer be Eligible Employees and thus not be permitted to be active Participants under the Plan. Unless the Committee expressly provides otherwise, if a Participant Company ceases to be an Affiliate, such Affiliate shall automatically cease to be a Participating Company without any action required by the Committee.

ARTICLE IX

AMENDMENT AND TERMINATION

9.1 Amendments. The Board shall have the right to amend the Plan in whole or in part at any time. Any amendment shall be in writing and executed by a duly authorized officer of the Company. An amendment to the Plan may modify its terms in any respect whatsoever, and may include, without limitation, a permanent or temporary freezing of the Plan such that the Plan shall remain in effect with respect to existing Account balances without permitting any new contributions; provided, however, that no such action may reduce the amount already credited to a Participant’s or Beneficiary’s Account without the affected Participant’s or Beneficiary’s written consent.

9.2 Termination of the Plan. The Company reserves the right to discontinue and terminate the Plan at any time and for any reason. Any action to terminate the Plan shall be taken by the Board in the form of a written Plan amendment executed by a duly authorized officer of the Company. In the event of a termination of the Plan, unpaid benefits shall continue to be an obligation of the Company and, unless otherwise expressly provided by resolution of the Board, shall be paid as scheduled and in all events in a manner consistent with the requirements of Code Section 409A. If the Plan is terminated and the Board expressly provides for each Participant’s Account to be distributed, such amounts shall be paid in a single sum as soon as practicable after the date the Plan is terminated. The amount of any such distribution shall be determined as of the Valuation Date immediately preceding the date any such termination distribution is to be processed. Termination of the Plan shall be binding on all Participants and Beneficiaries.

ARTICLE X

MISCELLANEOUS

10.1 Taxation. It is the intention of the Company that the benefits payable hereunder shall not be deductible by the Participating Companies or taxable for federal income tax purposes to Participants or Beneficiaries until such benefits are paid by the Participating Companies, or the Trust, as the case may be, to such Participants or Beneficiaries. The provisions of the Plan shall be construed and interpreted and the Plan shall be operated in a manner consistent with the requirements of Code Section 409A and the accompanying treasury regulations and guidance issued by the Internal Revenue Service. Specifically, no provision of the Plan that would provide for a distribution that is subject to the additional tax under Code Section 409A shall be permitted and any provision of the Plan which would result in a failure to meet the requirements of Code Section 409A shall be deemed null and void.

10.2 No Employment Contract. Nothing herein contained is intended to be, nor shall be construed as constituting, a contract or other arrangement between the Company or any Participating Company and any Participant to the effect that the Participant will be employed by a Participating Company for any specific period of time.

10.3 Headings. The headings of the various Articles and Sections in the Plan are solely for convenience and shall not be relied upon in construing any provisions hereof. Any reference to a Section shall refer to a Section of the Plan unless specified otherwise.

10.4 Gender and Number. Use of any gender in the Plan will be deemed to include both genders when appropriate, and use of the singular number will be deemed to include the plural when appropriate, and vice versa in each instance.

10.5 Successors. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume the obligations hereunder in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

10.6 Assignment of Benefits. The right of a Participant or Beneficiary to receive payments under the Plan shall not be anticipated, alienated, sold, assigned, transferred, pledged, encumbered, attached or garnished by creditors of such Participant or Beneficiary, except by will or by the laws of descent and distribution and then only to the extent permitted under the terms of the Plan.

10.7 Entire Plan. The Plan supersedes all prior agreements, if any, understandings and arrangements, oral or written, with respect to Company Matching Contributions and Company Enhanced Contributions made by a Participating Company to a Participant on and after January 1, 2013. Notwithstanding anything herein to the contrary, Prior Plan Contributions, and the earnings, gains and losses attributable thereto, remain subject to the terms and provisions of the Prior Plan.

10.8 Legally Incompetent. The Committee, in its sole discretion, may direct that a payment to be made to an incompetent or disabled person, whether because of minority or mental or physical disability, instead be made to the guardian of such person or to the person having custody of such person, without further liability either on the part of the Company or the Participating Companies for the amount of such payment to the person on whose account such payment is made.

10.9 Notice. Any notice or filing required or permitted to be given to the Committee or the Company under the Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the principal office of the Company. Such notice shall be deemed given as of the date of delivery or, if delivery is made by registered or certified mail, as of the date shown on the postmark on the receipt for registration or certification.

10.10 Governing Law. The Plan shall be construed, administered and governed in all respects in accordance with ERISA and other applicable federal law and, to the extent not preempted by federal law, in accordance with the laws of the State of Texas. If any provisions of the Plan shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

[Execution Page Follows]

IN WITNESS WHEREOF, the Company has caused these presents to be executed by its duly authorized officer in a number of copies, all of which shall constitute but one and the same instrument which may be sufficiently evidenced by any executed copy hereof, this             day of             , 2012, but effective as of January 1, 2013.

KRATON POLYMERS US LLC

By:
Name:
Title:

KRATON POLYMERS US LLC

BENEFITS RESTORATION PLAN

APPENDIX A

The Plan’s Participating Companies as of January 1, 2013 are Kraton Polymers US LLC and the following:

(1)	None

A-1